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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported) February 25, 2000
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                        VOICESTREAM WIRELESS CORPORATION
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               (Exact Name of Registrant as Specified in Charter)


           Delaware                   000-25441                91-1956183
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(State or Other Jurisdiction        (Commission               (IRS Employer
      of Incorporation)             File Number)            Identification No.)



    3650 131st Avenue S.E. Bellevue, Washington                  98006
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     (Address of Principal Executive Offices)                 (Zip Code)


       Registrant's telephone number, including area code (425) 653-4600
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          (Former Name or Former Address, if Changed Since Last Report)

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Item 2 and Item 5.  Acquisition or Disposition of Assets; Other Events.

     On February 25, 2000, VoiceStream Wireless Corporation announced the closing of its merger with Omnipoint Corporation, the completion of the investments by Hutchison Telecommunications PCS and Sonera Corporation and the closing of a $3.25 billion senior secured credit facility. In addition VoiceStream entered into new joint ventures with Cook Inlet Region Inc. and Omnipoint closed on its acquisition of East-West immediately prior to the merger of VoiceStream and Omnipoint. As a consequence of these transactions VoiceStream has a total equity market capitalization of approximately $26 billion.

     The closing of the merger of Omnipoint Corporation with VoiceStream Wireless involved the issuance of VoiceStream shares and cash to the Omnipoint shareholders totaling approximately $7.2 billion based on Friday's closing price. Hutchison Telecommunications PCS (USA) Limited (Hutchison USA), a subsidiary of Hutchison Telecommunications Limited invested $957 million and Sonera Corporation invested of $500 million into VoiceStream.

VOICESTREAM WIRELESS AND OMNIPOINT MERGER

     VoiceStream Wireless exchanged 0.825 shares of VoiceStream Wireless common stock plus $8.00 in cash for every share of Omnipoint common stock. There is an all-cash or all-share election option available to shareholders of Omnipoint, subject to proration. VoiceStream Wireless said that it expects the stock portion of the offer will be tax-free to Omnipoint shareholders.

HUTCHISON USA AND SONERA INVESTMENTS

     Hutchison USA invested $957 million into VoiceStream Wireless for common and convertible preferred securities. The preferred provides for a 2.5% cumulative dividend payable at maturity (40 years) and, if converted, all accrued dividends will be cancelled. A portion of this investment consisted of interim financing of $150 million provided by Hutchison USA to Omnipoint. The remaining $807 million was invested today. Upon completion of the transactions announced today, Hutchison USA remains the largest shareholder of VoiceStream Wireless.

     Sonera invested $500 million into VoiceStream Wireless for common stock, becoming a new shareholder of Voicestream.

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CIRI INVESTMENT

     Immediately prior to the merger, Cook Inlet Region Inc. (CIRI) made an investment in newly created joint ventures owned 50.1% by CIRI and 49.9% by VoiceStream Wireless which joint ventures acquired the designated entity licenses previously held by Omnipoint Corporation. CIRI and VoiceStream Wireless have two existing joint ventures and have been successfully working together since 1995.

SENIOR SECURED CREDIT FACILITY

     In addition, VoiceStream Wireless closed today a $3.25 billion senior secured credit facility in the form of a $1.35 billion revolver and $1.9 billion of term loans. The term loans have been drawn and used, along with a portion of today's equity investments, to refinance portions of VoiceStream Wireless and Omnipoint debt previously outstanding. The revolver will be used to finance the continued growth of VoiceStream Wireless's wireless operations, acquisitions and for other working capital purposes. This facility was arranged by Chase Securities Inc. and Banc of America Securities LLC, as lead arrangers, and TD Securities (USA) Inc., Goldman Sachs Credit Partners L.P., Barclays Capital and SG Cowen, as arrangers.

     Based in Bellevue, WA, VoiceStream Wireless is a leading provider of wireless communications services in the United States. VoiceStream Wireless with CIRI, has licenses to provide service to over 175 million people with operating systems from New York to Hawaii. With licenses in 17 of the top 25 markets VoiceStream is one of the major providers of telecommunications services in the country. VoiceStream is the largest provider of personal communications service using the globally dominant GSM technology in the United States. VoiceStream is a member of the North American GSM Alliance LLC, a group of U.S. and Canadian digital wireless PCS carriers. The GSM Alliance helps provide GSM wireless communications for their customers in more than 4,000 U.S. and Canadian cities and towns as well as international service.

     Hutchison Whampoa Limited, a conglomerate headquartered in Hong Kong, is engaged in five core businesses: telecommunications; ports and related services; property development and holdings; retail, manufacturing and other services; and energy and infrastructure. In the international telecom arena, Hutchison owns telecom businesses in, the United Kingdom, France, Germany, Switzerland,

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Austria and Belgium. Hutchison also operates telecom businesses in Hong Kong,
Australia, Israel, India, Singapore, Thailand, Malaysia, Indonesia, Sri Lanka and Ghana.

     Sonera Corporation, the leading mobile communications provider in Finland, is a pioneer in the rapidly growing mobile, data and media communications sectors. Sonera has interests in service providers in 14 other countries.

     CIRI, based in Anchorage, AK, is an Alaska Native regional corporation with investments in nationwide communications, tourism, real estate, and construction and equipment services. CIRI is owned by 7,000 Alaska Native shareholders of Eskimo, Indian, and Aleut descent.

Item 7.  Financial Statements and Exhibits.

     No financial statements are filed herewith. The Registrant is required to file financial statements by amendment hereto no later than 60 days after the date that this Current Report on Form 8-K must be filed.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   VOICESTREAM WIRELESS CORPORATION
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                                   (Registrant)


Date:       March 1, 2000          By      /s/ Alan R. Bender
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                                                 (Signature)
                                   Alan R. Bender, Executive Vice President